Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION Announces Deferral of

MONTHLY Dividend ReCORD DATES AND PaymentS

NEW YORK, April 13, 2020 — Harvest Capital Credit Corporation (the “Company,” “we,” or “our”) (NASDAQ: HCAP) today announced that, in light of the unprecedented circumstances and rapidly changing situation with respect to the coronavirus disease (COVID-19), as part of an overall plan to preserve liquidity, the Board of Directors has determined that it is appropriate for the Company to defer the record dates and payments of the Company’s March 2020 and April 2020 monthly dividends until such later time as the Board determines is prudent in light of the Company’s capital needs and contractual obligations, and in the best interests of the Company and its stockholders.

Payments of such dividends, which were each announced on March 12, 2020, were scheduled for April 30, 2020 (the “March 2020 Dividend”) and May 28, 2020 (the “April 2020 Dividend”) to record holders as of April 23, 2020, and May 21, 2020, respectively. Management is taking all necessary and appropriate actions during this uncertain time to engage with the management teams of the Company’s existing portfolio companies to determine how the virus’s and related countermeasures’ disruption to the markets and economy may impact their need for liquidity, including from us.

About Harvest Capital Credit Corporation

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation
Joseph A. Jolson	William E. Alvarez, Jr.
Chairman & Chief Executive Officer	Chief Financial Officer
(415) 835-8970	(212) 906-3589
jjolson@harvestcaps.com	balvarez@harvestcaps.com